EXHIBIT 99.1

World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

CONTACT: Teresa Burchfield	(407) 826-4560

Tupperware Brands Enters New Credit Agreement with Improved Terms

Orlando, Fla., September 28, 2007 – (NYSE:TUP) Tupperware Brands announced today that in light of its improved operating results and pay down of approximately $150 million of debt since entering into its previous credit agreement in December 2005, it has entered into a new secured agreement with improved terms with a group of banks. The new credit agreement includes a $200 million revolving facility and $600 million in terms loans, replacing the current agreement that also had a $200 million revolving facility and $601 million of term loans outstanding as of the end of the Company’s second quarter. Similar to the previous agreement, it provides for floating rate borrowings but at a lower interest rate spread and with lower commitment fees. The Company estimates that the improved terms will result in lower cash interest expense of approximately $20 million over the agreement’s five-year term, in comparison with interest that would have been incurred under the previous agreement. Other terms, including the debt covenants under the new agreement are comparable with the previous agreement.

In connection with the termination of the Company’s previous credit agreement, in its third quarter ending September 29, 2007, it will record one-time costs of about $10 million, for the write off of deferred debt costs and the termination of floating-to-fixed interest rate swaps.

J.P. Morgan Securities Inc. was the sole book runner and agent. J.P. Morgan Securities Inc. and Key Bank N.A. were the joint lead arrangers.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium, innovative products across multiple brands and categories through an independent sales force of 2.0 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

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